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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated February 25, 2000, except for Note 11, as to which the date is July 21, 2000, and Note 12 as to which the date is October , 2000, relating to the financial statements of AeroGen, Inc. (a company in the development stage) at December 31, 1998 and 1999, for each of the three years ended December 31, 1999 and for the cumulative period from November 18, 1991 (date of inception) to December 31, 1999, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

San Jose, California
October 30, 2000